Chicago Federal Home Loan Bank	News Release

FOR IMMEDIATE RELEASE	CONTACT: Nancy L. Schachman-- 312.552.1740
November 7, 2006

FEDERAL HOME LOAN BANK OF CHICAGO ANNOUNCES

BOARD OF DIRECTORS ELECTION RESULTS

Chicago, Illinois -- The Federal Home Loan Bank of Chicago announces the following changes to its Board of Directors, which become effective on January 1, 2007:

Newly Elected Director (Illinois)

Steven F. Rosenbaum, Chairman, President, and CEO of Prospect Federal Savings Bank in Worth, Illinois, has been elected to a three-year term on the Board of Directors by the Bank's Illinois member institutions.

Re-Elected Director (Illinois)

Roger L. Lehmann, President, CEO, and Chairman of the Board of The Harvard State Bank, Harvard, Illinois, has been re-elected to a three-year term on the Board of Directors by the Bank's Illinois member institutions. Mr. Lehmann has been a member of the Board since 2004.

Newly Elected Director (Wisconsin)

E. David Locke, Chairman and CEO of McFarland State Bank, McFarland, Wisconsin, has been elected to a three-year term on the Board of Directors by the Bank's Wisconsin member institutions.

Re-Elected Director (Wisconsin)

James F. McKenna, Chairman and CEO of North Shore Bank, Brookfield, Wisconsin, has been re-elected to a three-year term on the Board of Directors by the Bank's Wisconsin member institutions. Mr. McKenna has been a member of the Board since 2004.

BIOGRAPHICAL INFORMATION:

  Steven F. Rosenbaum is Chairman, President, and CEO of Prospect Federal Savings Bank in Worth, Illinois. Prior to his service with Prospect Federal, he was a lobbyist with the Illinois State Chamber of Commerce. He later became the only former staff member to serve on its board of directors and was chairman of its Human Resources Committee. In addition, he serves on the board of the Illinois League of Financial Institutions (chairman from 2002-2003) and is a member of the Mutual Institutions Committee for America's Community Bankers.
  Roger L. Lehmann is President, CEO, and Chairman of the Board of The Harvard State Bank, in Harvard, Illinois. He is a past Chairman, and currently serves on the board of the Community Bankers Association of Illinois. He has also served on the boards of several economic and community development organizations in Harvard and in McHenry County.
  E. David Locke is Chairman and Chief Executive Officer of McFarland State Bank in McFarland, Wisconsin. He was recently named 2006 Community Banker of the Year by Community Bankers of Wisconsin. Mr. Locke was integral in the formation of the ABA's Grassroots Committee and is currently Chairman. He is a member of the ABA Government Relations Council and is also a member of the ABA's Credit Union Committee. In 2006, he was a finalist in the 2006 Ernst & Young Entrepreneur of the Year award program. Honoring its steady growth and community involvement, the McFarland State Bank, led by Mr. Locke, also received the 2006 Solid Growth Award from the University of Wisconsin -- Oshkosh School of Business.
  James F. McKenna is President and CEO, of North Shore Bank in Brookfield, Wisconsin. He is a past Chairman of the Wisconsin League of Financial Institutions. He formerly served on the Federal Reserve Board's Thrift Institutions Advisory Council and was a Director of America's Community Bankers (ACB). Currently, Mr. McKenna serves on the board of ACB Partners, a subsidiary of ACB, and is active in several community service and cultural organizations in the Milwaukee area.

OTHER CURRENT BOARD MEMBERS:

  James K. Caldwell

President and Chief Executive Officer, The First Citizens Bank of Whitewater,

Whitewater, Wisconsin

Chairman of the Board, Director since 1998

  Thomas M. Goldstein

Senior Executive Vice President, LaSalle Bank Corporation,

Chicago, Illinois

Director since 2005

  Terry W. Grosenheider

Private Banking Relationship Manager, U.S. Bank, N.A.,

Madison, Wisconsin

Director since 2002

  Thomas L. Herlache

President, Chief Executive Officer and Chairman of the Board, Baylake Bank,

Sturgeon Bay, Wisconsin

Director Since 2005

  P. David Kuhl

Director, Busey Bank,

Urbana, Illinois

Vice Chairman of the Board, Director since 2000

  Alex J. LaBelle

Broker-Associate, Smothers Realty Group,

LaGrange, Illinois

Director since 2004

  Gerald J. Levy

Chairman, Guaranty Bank,

Brown Deer, Wisconsin

Director since 2005

  Kathleen E. Marinangel

Chief Executive Officer, President and Chairman of the Board, McHenry Savings Bank,

McHenry, Illinois

Director since 2002

  Richard K. McCord

President and CEO, Illinois National Bank,

Springfield, Illinois

Director since 2003

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The Federal Home Loan Bank of Chicago is a government sponsored enterprise providing housing finance to over 880 member commercial banks, savings institutions, credit unions and insurance companies in Illinois and Wisconsin. With more than $88 billion in assets, the Bank offers floating and fixed-rate loans, the Mortgage Partnership Finance® Program and related products to finance home mortgage portfolios. The Bank also offers funding for affordable housing and community development activities. "Mortgage Partnership Finance®" is a registered trademark of the Federal Home Loan Bank of Chicago.

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